EXHIBIT 5.1

Cahill Gordon & Reindel LLP

32 Old Slip

New York, New York 10005

212-701-3000

December 5, 2022

Linde plc

Forge

43 Church Street West

Woking, Surrey GU21 6HT

United Kingdom

Ladies and Gentlemen:

We have acted as special U.S. counsel to Linde plc, an Irish public limited company (the “Company”), Linde Inc. (formerly known as Praxair, Inc.), a Delaware corporation (the “Issuer”), and Linde GmbH, a German limited liability company (“Linde GmbH” and, together with the Company, the “Guarantors”), in connection with the registration statement on Form S-3 (No. 333-238875) (the “Registration Statement”) and the prospectus supplement dated November 28, 2022 (the “Prospectus Supplement”) relating to $300,000,000 aggregate principal amount of the Issuer’s 4.800% Notes due 2024 (the “2024 Notes”) and $600,000,000 aggregate principal amount of the Issuer’s 4.700% Notes due 2025 (the “2025 Notes”, together with the 2024 Notes, the “Notes”) issued on the date hereof. The Notes were guaranteed by the Company (the “Downstream Guarantee”), and the Company’s guarantee of the Notes were guaranteed by Linde GmbH (the “Upstream Guarantee” and, together with the Downstream Guarantee, the “Guarantees”). The Notes and the Guarantees are referred to herein as the “Securities.” The Issuer and the Guarantors are referred to herein as the “Obligors.”

The Notes were issued under an Indenture, dated as of August 10, 2020 (the “Indenture”), among the Issuer, the Company, as guarantor, and U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association), as trustee (the “Trustee”). The Notes were evidenced by global securities (the “Global Notes”), and the Guarantees were evidenced by endorsements of guarantees on the Global Notes (the “Guarantee Endorsements”).

In rendering the opinions set forth herein, we have examined originals, photocopies or conformed copies certified to our satisfaction of corporate records, agreements, instruments and documents of the Obligors, certificates of public officials and other certificates and opinions provided to us by the Obligors. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as photocopies or conformed copies. We have also assumed that (i) the Indenture has been duly authorized, executed and delivered by the Trustee and the Company and (ii) the Guarantee Endorsements have been duly authorized, executed and delivered by the Guarantors.

Based on the foregoing, we advise you that in our opinion:

1. The Global Notes have been duly authorized, executed and delivered by the Issuer, and the Notes are valid and legally binding obligations of the Issuer, entitled to the benefits of the Indenture and enforceable against the Issuer in accordance with their terms, except that (i) the enforcement thereof may be subject to bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors’ rights or remedies generally, (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceedings therefor may be brought (regardless of whether enforcement is sought in a proceeding at law or in equity) and (iii) the enforceability of provisions imposing liquidated damages, penalties or an increase in interest rate upon the occurrence of certain events may be limited in certain circumstances (collectively, the “Enforceability Limitations”).

2. The Guarantees are valid and legally binding obligations of the respective Guarantor, entitled to the benefits of the Indenture and enforceable against such Guarantor in accordance with their terms, subject to the Enforceability Limitations.

We are members of the bar of the State of New York, and in rendering this opinion we express no opinion as to the laws of any jurisdiction other than the laws of the State of New York and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an Exhibit to the Form 8-K filed by the Company in connection with the issuance of the Notes. Such consent does not constitute a consent under Section 7 of the Securities Act of 1933, and by giving such consent we have not certified any part of the Registration Statement or the Prospectus Supplement and do not otherwise admit that we are within the categories of persons whose consent is required under said Section 7 or under the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Cahill Gordon & Reindel LLP